Exhibit 10.38

NYIAX EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into May 26, 2022 and effective as of May 26, 2022 (“Effective Date”) by and between NYIAX, Inc, a Delaware company (the “Company”) with offices at 180 Maidens Lane New York City, New York 10005, and Christopher Hogan. (the “Executive”). The Company and the Executive are individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in the business of advertising, advertising exchange/advertising trade technology, and financial/trading technology (the “Business”);

WHEREAS, this Agreement shall supersede all previous agreements with the Executive, except where it pertains to bonuses, guarantees or accrued bonuses, stock, options, restricted stock or units already vested or executed by the Executive with the Company; and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue be employed by the Company, on the terms hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND RESPONSIBILITIES

Employment. Beginning on the Effective Date, the Company hereby employs Executive for the purposes of providing professional services as its President and Chief Operating Officer (“President and COO”) under the terms and conditions set forth in this Agreement. Executive shall use reasonable efforts, to promote the interests of the Company and its subsidiaries and to serve in the capacity of Company President and COO at all times in the best interests of the Company, and to perform the duties consistent with the Executive’s role as the Company President and COO and reasonably assigned to the Executive by the NYIAX Board of Directors (the“Board”). Board. Executive shall perform Executive’s duties on such days and hours as are mutually acceptable and determined by the Company and Executive from time to time consistent with past practices in all material respects. The Executive will agree systematic operating plans with the Board. The Executive is resonsible for fulfillment of the operating plans and will be in full operational control over over the operating plans and report to the Boarad on an agreed basis.

Additionally, if the Board or Chairman of the Board requests, Executive agrees to assume role of Interim Chief Executive Officer, including that of principle executive officer. As Interim Chief Executive Officer, the Executive will fulfill all roles, responsibilities and duties of President and COO and any other roles, responsibilities and duties as reasonably assigned by the Board as Interim Chief Executive Officer, including that of principle executive officer.

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Responsibilities and Duties.

(a) Roles and Responsibilities. Without limiting the generality of Section 1.1, the Executive’s roles and responsibilities include, working with senior managemnet of the Company and its subsidiaries, strategic planning for sales and operation for the Company, Company hiring, Company oversight, general welfare of the Company and other duties the CEO needs from time to time. This may require Executive to work at the Company’s offices or remotely with the Parties acknowledgment and agreement.

(b) Compliance with Employee Handbook and Company Policies. The Company may provide an employee handbook (the “Employee Handbook”) for use as a guideline of the Company’s procedures and other Company policies. Executive agrees to adhere to the policies and procedures as outlined in the Employee Handbook, as the same may be amended and supplemented from time to time by the Company in its reasonable discretion, provided such amendments and supplements are provided to the Executive in writing.

1.2. Executive’s Outside Roles.

(a) Executive consulting projects or Board roles outside of the Company. The Executive can from time to time have projects and work for other businesses through consulting projects outside of the Company. The Executive may sit on Boards of outside companies both private or public which are in any industry or the industry in which the Company does business. Where there is a conflict of interest between the Company and the consulting project that the Executive or the Board of an outside company, then the Executive shall notify the Company for a review of the project or Board and make a determination if the Executive should remain on the Board or continue the consulting project, which shall be at the sole discretion of the Company Board.

Current Outside roles: Board of Directors = Mediasmith, TD Foundation, Quigley Simpson Board of Advisors: S4 Capital, S4S, Vue Planner

(b) Executive shall hold the Company harmless for non-Company activity. The Executive shall indemnify and hold the Company, its employees, and shareholders harmless for all activity that he/she performs in the scope of section 1.3(a).

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ARTICLE II

COMPENSATION AND BENEFITS

2.1. Compensation.

(a) Base Salary. During the Agreement Term (defined below), as compensation for services rendered under this Agreement, Company shall pay to Executive a base salary in the amount of $360,000 annually (pro-rated where applicable) day one post IPO, less all applicable withholdings and deductions (“Base Salary”). Executive’s Base Salary shall be payable in regular intervals in accordance with the Company’s regular payroll practices and policies. The Board may review the Base Salary annually and may approve an increase in the Base Salary, including, but not limited to, proportionate to other compensation increases granted to other employees of the Company to account for increased costs of living.

(b) Bonus, Salary Increases, Commission and Company Stock. During the Agreement Term, in addition to the Base Salary, Executive will be eligible for a bonus as further set forth in Exhibit A.

2.2. Benefits. During the Agreement Term, Executive shall be eligible to participate, in accordance with the terms thereof, in any medical, retirement, and similar benefit plans maintained by or on behalf of Company and generally made available to employees of Company, subject to applicable waiting periods, eligibility criteria, the terms and conditions of Company’s benefit plan documents and generally applicable Company policies (as the same may be in effect from time to time) and any other restrictions or limitations imposed by law, except to the extent such benefits are duplicative of benefits otherwise provided to Executive under this Agreement or by any affiliate of the Company. Company reserves the right to modify or eliminate any such benefits at any time at Company’s sole discretion. Full Medical paid by NYIAX of employee plan choice of plans offered by NYIAX.

2.3. Time Off. The Executive shall be entitled all time off, including paid time off, as requied by law. Executive shall also be entitled to to six (6) weeks of paid time off on an annual basis during the Agreement Term, and such other holidays in accordance with the Company’s applicable policies and procedures as in effect from time to time and local, state, or federal law. Executive shall take all vacation and leave so as to minimize disruptions with Executive’s duties.

2.4. Vehicle. During the Agreement Term, the Company will provide the Executive with a $650 per month allowance for an automobile (inclusive of all costs and expenses such as gas, insurance, repairs, etc.) for the Executive’s business. This will be paid as a Monthly Expense. Executive may also expense mileage in accordance with Company policy.

2.5. Mobile Device During the Agreement Term, the Company will provide the Executive with an allowance (inclusive of all costs and expenses such as the purchase of a phone, insurance, repairs, carrier fees, etc.) for a mobile device under a plan similar to Executive’s current plan, for the Executive’s business. Stipulated that $150 per month payment towards Verizon.

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2.6. Expenses. Company shall reimburse Executive for all necessary and reasonably expenses incurred and/or paid by Executive in Executive’s performance of Executive’s duties under this Agreement, provided the Executive prior written consent from the Company’s Treasurer and provides Company with documentation of such expenses to allow for sufficient accounting and in accordance with the Company’s established policies. All expense accountings shall from time to time be reviewed and shall be subject to the approval of the Board, which shall not be unreasonably withheld (“Reimbursed Expenses”). Expenses must be paid within 5 business days of reciept one time per month.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

3.1. Term of Employment. Executive’s employment under this Agreement shall commence on the Effective Date hereof and continue for a period of one (1) year (the “Initial Term”), or until otherwise terminated in accordance with the provisions of this Article III. This Agreement shall automatically renew for successive one (1)-year terms Conversation on Renewal 4 months prior to 12 month period (each, if any, a “Renewal Term”) unless earlier terminated in accordance with the provisions of this Article III or unless either Party provides the other Party with one-hundred and twenty (120) days written notice of non-renewal prior to the end of the Initial Term or then-current Renewal Term. For purposes of this Agreement, the period of time from the date hereof until the termination or non-renewal of this Agreement, including the Initial Term and any Renewal Term, will be referred to herein as the “Agreement Term.” The date this Agreement termiantes shall be referred to as the “Termination Date”.

3.2. Termination by the Company for Death or Disability. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events:

(a) the death of the Executive; or

(b) The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.2(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq and provides proof of disability from physician specialized in the field of such disability who has determined Executive is disabled.

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3.3. Termination by the Company for Cause. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events (each being for “Cause”):

(a) Any material breach by Executive of the terms of this Agreement which is not cured by Executive within Sixty (60) days after Executive is notified in writing of such breach by the Company;

(b) The quality of Executive’s work is substandard, as reasonably determined by the Company, and Executive has not been cured within Ninety (90) working days, meaning not counting any days Executive is on paid time off under Section 2.3, after receiving written notice from Company of such substandard work;

(c) Executive is convicted of or pleads guilty or nolo contendere to a felony of embezzlement, fraud, theft, or dishonesty;

(d) Gross negligence or willful misconduct of Executive in connection with the performance of Executive’s duties under this Agreement; or

(e) Executive engages in misconduct that brings discredit upon the Company or makes Executive’s continued presence as an employee of the Company, as reasonably determined by the Company, materially detrimental to the Company, its employees, its investors, stockholders/shareholders, its customers, or its reputation.

3.4. Termination by Executive for Good Reason. The Executive may terminate this Agreement (i) for any reason or no reason at all and without penalty upon the delivery of one hundred twenty (120) days’ written notice to the Company; or (ii) imediately without notice or penalty for Good Reason. “Good Reason” shall mean the Company materially breaches this Agreement by failing to pay any compensation due to Executive under Section 2.1 of this Agreement and such breach(es) is/are not promptly cured within sixity (60) business days following written notice to the Company specifically describing the breach(es).

3.5. Compensation Due upon Termination.

(a) In the event this Agreement is terminted under Sections 3.1, 3.2, 3.3 or,3.4 Executive shall be entitled to the compensation which Executive has earned and not yet collected pursuant to this Agreement up to the date of termination, including continuation of benefits until such date and reimbursement of expenses properly incurred and documented through the Termination Date in line with Section 2.6. Compensation following termination shall be paid by the Company in the ordinary course of its payroll practices. Except as otherwise provided to the contrary in this Article III or as required under applicable law, upon termination of this Agreement, the Company shall have no obligation to make any payments to Executive for additional salary or benefits. Executive will be given a six-month termination severance.

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(b) If the Executive is a “specified Executive” for purposes of Section 409A, to the extent the Severance Benefits required to be made pursuant to Section 3.2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is 6 months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump-sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

ARTICLE IV

NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

4.1. No other Restrictive Agreements or Covenants. Executive hereby represents that Executive is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict Executive’s ability to perform Executive’s duties hereunder and covenants and agrees that Executive will not enter into any such agreements or covenants with any person or entity other than the Company and its affiliates during the term of Executive’s employment hereunder.

4.2. Non-Competition; Non-Solicitation. Executive covenants and agrees that, so long as Executive is employed by the Company, and for a period of 6 months after termination of Executive’s employment by the Company for Cause or termination of this Agreement by Executive without Good Reason (“Restricted Period”), Executive will not, directly or indirectly:

(a) solicit competitive Business from any partners, venodrs, clients or customers of the Coampny (including any potential clients of the Company that were contacted, solicitied, or served by Exeuctive during the Term or about which Executive received Confidentil Information during the Term);

(b) perform services or accept any business competiative with that of the Company’s Business, directly or indirectly, from any customer of the Company that the Exeuctive was provising services to under this Agrement within 1 year immedateily preceding the Termination Date; and/or

(c) induce or attempt to induce, recruit, hire, engage, or cause any employee, contractor, consultant, officer, or director of the Company to modify or terminate such relationship with the Company.

4.3. Mutual Non-Disparagement. The Parties covenant and agree that, during and after the period during which Executive is employed by the the Company, each Party will not, directly or indirectly publish on any medium (including any social media platform or intenret site) or communicate to any person or entity any disparaging remarks, comments, or statements (including any false remarks, comments, or statements) which impugn the character, honesty, or integrity of the Practices, the other Party and their respective affiliates, successors, heirs, or assigns, or any of their respective members, shareholders, directors, officers, employees, professionals, or agents.

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4.4. Injunctive Relief. The Parties expressly agree that in light of the nature of the activities in which the Company is engaged, the foregoing restrictions are fair and reasonable, in concept and scope, and are necessary to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. The Parties therefore acknowledge that, in the event of a violation or threat of violation of any of these restrictions, either Party shall be entitled to seek to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief (without the necessity of securing a bond), and an equitable accounting of all earnings, profits and other benefits arising from such violation, all of which shall be cumulative and in addition to any other such rights or remedies to which the Party may be entitled at law or in equity. The Parties hereby expressly waives any right to assert the provisions are unreasonable, unnecessary, vague or unenforceable, in whole or in part, or that there is a failure of consideration, in the event proceedings are instituted.

4.5. Survival. This Article IV shall survive the expiration or termination of this Agreement for any reason and shall apply to any renewal or extension of employment, is expressly intended to benefit and be enforceable by the Company and its affiliates and is assignable by the Company.

ARTICLE V

CONFIDENTIALITY/INTELLECTUAL PROPERTY

5.1. Obligations. The Company will make available to Executive, and Executive will have access to, certain Confidential Information. “Confidential Information” includes, but is not limited to, financials, marketing plans, customer and vendor confidential information, computer software and disks, notes, business plans and analysis, studies, notes, research, knowledge of business relationships of the Company, intellectual property, trade secrets, training materials, orientation or onboarding materials, or other information—both written, electronic, and oral— necessary and essential to the Company’s business. “Confidential Information” does not include information that is in the public domain, information that becomes public without a breach of this Agreement, information that was known to Executive prior to entering into this Agreement, information learned by Executive from a person who is not under a duty of confidentiality to the Company or professional skill, training or know-how. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, will be and is the property of the Company and its affiliates. Executive will not disclose, directly or indirectly, and will keep confidential any and all Confidential Information and will not use any Confidential Information in any manner other than in connection with the Executive’s discharge of Executive’s duties hereunder. The provisions of this Section 5.1 will survive termination of this Agreement for any reason.

5.2. Obligation to Return. Executive will immediately return to the Company upon termination of this Agreement any and all copies of Confidential Information and all copies of any electronic or paper patient files, training, orientation, or onboarding materials, analyses, compilations, studies or other documents containing or reflecting Confidential Information and permanently erase all electronic copies of such Confidential Information in Executive’s possession promptly. At the Company’s request, Executive will certify in writing that Executive has fully complied with Executive’s obligations under this Section 5.2.

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5.3. Other Agreements; Affiliate Information. Executive acknowledges Executive’s obligation to protect Confidential Information includes agreements that the Company may sign with other entities whose Confidential Information is covered by the terms of this Agreement. Executive agrees that the Company’s or any of its affiliates’, vendors’ or contracting entities’ Confidential Information which includes but is not limited to, (a) all ideas, concepts, experimental, and research data; (b) service techniques and protocols; (c) business and marketing plans; (d) information relating to financial information, pricing, cost, and sales information; (e) contractual arrangements, advertising and promotions, market research data, and other information about the Company’s and its affiliates’ actual and prospective employees, patients, customers, suppliers, and vendors; (f) patents and patent applications, inventions, and improvements (whether patentable or not); (g) development projects, computer software, related documentation, and materials; (h) designs, practices, recipes, processes, methods, know-how, techniques, and other facts relating to the business of the Company and its affiliates; and (i) all other trade secrets in information of a confidential and proprietary nature shall be confidential and not disclosed by the Executive in any manner except for the Company’s purposes.

5.4. Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof, as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world, shall be the sole and exclusive property of the Company.

ARTICLE VI

EQUITABLE RELIEF

Notwithstanding the provisions of Section 7.10, in the event of a breach or threatened breach by Executive of any of the provisions of Articles IV and V of this Agreement, Executive hereby acknowledges and agrees that no remedy of law will provide adequate relief to the Company and further agrees that the Company shall be entitled to temporary or permanent injunctive relief restraining Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Executive under any of such provisions, in any such case without the necessity of proving actual damages or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The Parties hereto hereby consent to the jurisdiction of the federal courts located in the State of New York and the state courts located in such district for any proceedings under this Article VI or in any other jurisdiction selected by the Company which has jurisdiction over the Parties as a result of the execution of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have available.

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ARTICLE VII

GENERAL MATTERS

7.1. Successors and Assigns.

(a) Assignment by the Company. Company may not assign this Agreement or any part thereof without the prior written consent of the Executive.

(b) Assignment by Executive. Executive may not assign this Agreement or any part thereof without the prior written consent of the Company.

7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of new York, without regard to conflict of law principles, irrespecitve of whether Executive becomes a resident of a different state.

7.3. Executive’s Acknowledgment. Executive acknowledges (i) that Executive has had the opportunity to consult with counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

7.4. Use of Name, Picture and Biographical Information. During the term of this Agreement, Company may use Executive’s name, picture, and biographical information (collectively the “Information”) to actively promote and/or market, in various print and internet media, the Company; provided, however, that such Information shall first be submitted to Executive for her review and approval prior to any publication of such Information. Executive agrees that the Company has neither control over nor responsibility for the actions of third Parties who obtain the Information from these media and that Company is not able to restrict third Parties who redistribute the Information. Company will not be liable for the Information used by third Parties.

7.5. Modification and Amendment; Waiver. The provisions of this Agreement may be modified, amended, or waived only upon the written agreement of both Parties. Such modification, amendment, or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any Party hereto in exercising any right, power, or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

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7.6. Notices. All notices, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given on the fifth (5th) Business Day after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the date of transmission if transmitted during normal business hours of the recipient, and on the first (1st) Business Day following transmission if transmitted after normal business hours of the recipient. All notices shall be addressed as follows:

If to Company:

Carolilna L. Abenate, Esq.
244 5th Ave. Suite 2669
NYC, NY 10001

If to Executive

with a mandatory copy (which does not constitute notice) to:

Address to be added here.

Tom O’Neill, chairman of the Board, via email to toneill1001@gmail.com and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.9.

7.7. Dispute Resolution.

(a) Confidential Binding Arbitration. The Parties agree that any dispute or controversy arising out of, or in any way relating to this Agreement, other than a dispute or controversy arising out of a breach or threatened breach of Article IV, that cannot be resolved between the Parties shall be submitted to binding arbitration. It is the intent of the Party that this Section 7.10 provides a broad arbitration clause and is intended to include claims and causes of action regarding, arising out of, or relating to this Agreement, whether arising in contract, tort, statute, regulation, common law, or otherwise. The Parties’ submission and agreement to arbitrate shall be specifically enforceable, and the judgment of the arbitrator granting an award to a Party may be entered in any court having jurisdiction thereof. The Parties hereby waive their right to a jury trial with respect to the disputes covered by this Section 7.7. The Parties understand and fully agree that by agreeing to arbitrate disputes covered by this Agreement, they forego their right to have a trial by jury and their normal rights of appeal following the rendering of a decision.

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Executive further waives Executive’s right to become a member of any class or collective action against the Company. Nothing herein shall prevent or otherwise limit the Company from enforcing its rights and remedies set forth in Article IV in a court of competent jurisdiction.

(b) Procedure for Invoking Arbitration. Either Party may, by written notice to the other Party, invoke arbitration. The written notice (“Demand”) shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Demand for arbitration shall be initiated within the same time limitations as the applicable law to those claim(s). Arbitration under this Agreement shall be before a sole arbitrator and governed by the rules and procedures of the American Arbitration Association (“AAA”); except that the Party and the arbitrator may agree to conduct the arbitration proceedings independently and without the use of the AAA as an administrator and/or forum. The Parties shall attempt in good faith to agree upon an arbitrator; however, if the Party are unable to agree on an arbitrator within fourteen (14) days of the Notice, the Party shall request a list of available arbitrators from the AAA and shall meet and confer to each strike one name at a time until one arbitrator remains. The Parties shall flip a coin to determine who is required to strike first; the Party who “wins” the toss may elect to strike first or second. The Parties shall share evenly the actual costs and expenses of the arbitration and shall bear their own attorneys’ fees. The Parties agree to keep the proceedings of the arbitration, all events leading up to the arbitration, and the outcome of the arbitration confidential.

7.8. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

7.9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or Executive’s beneficiaries, including Executive’s estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provisions for payment of taxes as suggested by the Executive (if permitted by law), provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

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7.10. Survivorship. Except as otherwise set forth herein, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to obtain the intended preservation of such rights and obligations.

7.11. Expenses. Each of the Parties hereto shall bear their own costs and expenses, including attorneys’ fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

7.12. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

7.13. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Party and delivered to the other Party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Party and may be used in lieu of the original Agreement for all purposes. Signatures of the Party transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.

7.14. Interpretation. This Agreement supersedes, amends, restates, and overrides any previous employment agreement between the Parties or entities affiliated with the Parties, including any amendments thereto, the entirety of which shall be null and void upon the execution and Effective Date of this Agreement.

7.15. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, entity, company, partnership, limited liability company or other unincorporated association other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

7.17. Acts of God. Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God; changes in regulations or laws of any government; government orders including shutdowns or practice restrictions, pandemics, epidemnics, strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

7.18. Entire Agreement. This Agreement and the other agreements executed contemporaneously herewith, contain all the understandings and representations between the Parties pertaining to the subject matter hereof and supersede all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.

[Signatures on next page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) specified below but effective as of the Effective Date.

EXECUTIVE:	COMPANY:

NYIAX, Inc.

Date:	By:
Name:
Title:
Date:

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EXHIBIT A
BONUS

Executive shall be entitled to an annual bonus of up to 50% of Executive’s Base Salary with sole discrtion of the Board approval, the “Bonus”; Atleast 25% of bonus will be paid during the 8th Month Auto Renew term.

Executive is entitled a yearly discretionary salary increases based on the sole discretion of the Board of between ten to fifteen percent of the Executive’s base salary, which shall be reviewed and set at the end each calendar year;

Continued payment of NYIAX North office that we rented during the pandemic and have a lease that runs until the end of this year. NYIAX to continue to pay $1800 a month, with $200 Cleaning, total $2000.00 (owe next six months for July-December 31, 2021

Executive is enttiled to yearly units of the Company stock at market price (units means, incentive stock options (“ISOs”), restricted stock units(“RSUs”) or restricted stock agreements (“RSAs”)) of a minimum of seventy-five (75,000) thousand units per year based upon the sole discretion of the Board;

Executives’ base salary (2.1(a)) shall increase to $360,000 per year upon Company achieving a public offering (IPO);

Incentive Bonus based upon revenue on the exchange, milestones are stated below which must be reached within a 12-month period, commencing July 1, 2022, for the incentive bonus to be paid to the Executive:

1.	50,000,000-99,999,999 the Executive shall receive 20,000 dollar bonus paid 60 days post achieving the first milestone;

2.	100,000,000-150,000,000 the Executive shall receive 75,000 dollar bonus paid 60 days post achieving the second milestone; and

3.	200,000,000 the Executive shall receive 125,000 dollar bonus paid 60 days post achieving the third milestone.

4.	$350 million+ the Executive shall received 250,000 dollar bonus paid 60 days post achieveing the fourth miletsone.

All bonuses are paid to Executive according to the normal Company payment system to employees of the Company and in Company policy with Board Approval, which shall not be unreasonably withheld if Company goals are met. Bonus payout for annual bonuses shall be March 1 of the successive year in which the annual bonus was attributed to. Example, if the Executive were to receive $180,000 in annual bonuses for 2021, the Company would pay the Executive the annual bonus no later than March 1, 2022.

Employment Agreement	Page 14 of 14